EXHIBIT 99.1

PRESS RELEASE

NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	April 16, 2001

CONTACT:	Aloysius J. Oliver President & CEO Chemical Financial Corporation 989/839-5352

Lori A. Gwizdala Senior Vice President & Chief Financial Officer Chemical Financial Corporation 989/839-5350

CHEMICAL FINANCIAL CORPORATION
ANNOUNCES
FIRST QUARTER OPERATING RESULTS

          Midland, Michigan -- Alan W. Ott, Chairman of Chemical Financial Corporation, today announced first quarter net operating income of $10,965,000, or $.51 per share, compared with net income of $9,628,000, or $.45 per share for the first quarter of 2000. This represents an increase of 13.3% in operating earnings per share. On the same basis, returns on average assets and average equity during the first quarter of 2001 were 1.46% and 12.7%, respectively, as compared with 1.32% and 11.6% for the first quarter of 2000. Net operating income for the first quarter of 2001 excluded pre-tax non-recurring expenses totaling $9,167,000, or $7,076,000 on an after-tax basis for merger related and consolidation costs incurred to complete the merger with Shoreline Financial Corporation and other internal company consolidations. Including the merger related and consolidation charges, the Corporation reported net income for the first quarter of 2001 of $3,889,000, or $.18 per share.

PRESS RELEASE
April 16, 2001

          The growth in operating earnings in the first quarter of 2001, compared to the first quarter of 2000, resulted from increases in both net interest income and non-interest income. Net interest income was up $1.29 million, or 4.6%. The growth in net interest income resulted primarily from an increase of 8.9% in total loans and lower costs of deposits and other funding sources. Non-interest income was up 19%, primarily resulting from increased deposit account service charges and increased gains on the sale of residential mortgage loans in the secondary market.

          Total assets of the Corporation at March 31, 2001 were $3.1 billion, up 3.4% over the $2.97 billion in total assets reported at March 31, 2000. Total deposits at March 31, 2001 were $2.48 billion, up 0.9% over total deposits of $2.46 billion at March 31, 2000. Total loans increased 8.9% during the latest twelve months, from $1.72 billion at March 31, 2000, to $1.87 billion in outstanding loans at March 31, 2001.

          During the first quarter of 2001, the Corporation provided $405,000 to the allowance for loan losses, while charging net losses of $24,000 against the allowance during the period.

          Shareholders' equity at March 31, 2001 was $362.4 million, or $16.91 per share, and represented 11.8% of total assets at the current quarter end.

          On January 9, 2001, the Corporation consummated its merger with Shoreline Financial Corporation, a one-bank holding company with $1.1 billion in assets, headquartered in Benton Harbor, Michigan. The Corporation is operating Shoreline Bank as a separate subsidiary of the Corporation under the name Chemical Bank Shoreline. The transaction was accounted for by the pooling-of-interests accounting method and, therefore, all prior year financial information has been restated to include Shoreline as if it had always been a subsidiary of the Corporation.

PRESS RELEASE
April 16, 2001

          In addition, the Corporation completed the consolidation of nine of its eleven banking subsidiaries into two during the first quarter of 2001.

          On March 23, 2001, the Corporation announced that two of its banking subsidiaries, Chemical Bank West and Chemical Bank Shoreline, entered into agreements to acquire four branch banking offices from Fifth Third Bank and Old Kent Bank. Chemical Bank Shoreline will acquire branches located in Holland, Zeeland and Grand Haven, Michigan and Chemical Bank West, Cadillac, will acquire a branch in Fremont, Michigan. The branches currently have combined deposits of approximately $150 million and combined loans of approximately $100 million. The transaction is expected to be completed in the summer of 2001.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's four subsidiary banks operate 118 "Chemical Bank" offices and 2 loan production offices spread over 30 counties in the lower peninsula of Michigan. CFC Data Corp, Midland, is the Company's wholly owned data processing subsidiary.

          Chemical Financial Corporation common stock trades on the Nasdaq Stock Market under the symbol CHFC.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements include expressions such as "anticipate", "believe", "expect", "intend", and "view", which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, the possibility that anticipated cost savings and revenue enhancements from the consolidations may not be fully realized within the expected time frame and that future circumstances could cause business decisions to be decided differently than now intended. Actual results could materially differ from those contained in, or implied by such statements. Chemical undertakes no obligation to revise these forward-looking statements or reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Balance Sheets (Unaudited)
Chemical Financial Corporation and Subsidiaries
	March 31,
(In thousands)	2001	2000
Assets
Cash and demand deposits due from banks	$ 104,128	$ 104,904
Federal funds sold	146,375	113,595
Interest-bearing deposits with unaffiliated banks	66	6,252

Investment securities taxable	819,479	886,549
Investment securities nontaxable	64,015	65,221
Total Investment Securities	883,494	951,770

Commercial and agricultural loans	292,661	292,818
Real estate construction loans	91,207	66,477
Real estate commercial loans	318,278	267,944
Real estate residential loans	772,574	737,474
Consumer loans	397,452	354,019
Total Loans	1,872,172	1,718,732
Less: Allowance for loan losses	27,264	26,260
Net Loans	1,844,908	1,692,472

Premises and equipment	37,870	38,938
Intangible assets	20,929	23,174
Other assets	33,533	39,730
Total Assets	$ 3,071,303	$ 2,970,835

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$ 376,504	$ 370,679
Interest-bearing deposits	2,101,166	2,084,907
Total Deposits	2,477,670	2,455,586

Other borrowings	91,898	67,363
Interest payable and other liabilities	25,190	27,727
FHLB advances	114,185	88,456
Total Liabilities	2,708,943	2,639,132

Shareholders' Equity:
Common stock, $1 par value	21,434	21,429
Surplus	258,866	251,594
Retained earnings	74,270	65,841
Accumulated other comprehensive income (loss)	7,790	(7,161)
Total Shareholders' Equity	362,360	331,703
Total Liabilities and Shareholders' Equity	$ 3,071,303	$ 2,970,835

Chemical Financial Corporation Announces First Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries
	Three Months Ended
	March 31,
(In thousands)	2001	2000
Interest Income
Interest and fees on loans	$38,204	$34,568
Interest on investment securities:
Taxable	12,554	12,987
Nontaxable	888	872
Total Interest on Securities	13,442	13,859
Interest on federal funds sold	1,847	1,573
Interest on deposits with unaffiliated banks	59	220
Total Interest Income	53,552	50,220

Interest Expense
Interest on deposits	21,414	19,872
Interest on short-term borrowings	958	758
Interest on medium- and long-term borrowings	1,701	1,405
Total Interest Expense	24,073	22,035
Net Interest Income	29,479	28,185
Provision for loan losses	405	216
Net Interest Income after
provision for loan losses	29,074	27,969

Noninterest Income
Trust services revenue	1,622	1,595
Service charges on deposit accounts	2,763	2,415
Other charges and fees for customer services	727	627
Gains on sales of loans and mortgage income	537	114
Investment securities gains	140	24
Other	1,233	1,128
Total Noninterest Income	7,022	5,903

Operating Expenses
Salaries and employee benefits	11,515	11,304
Occupancy and equipment	3,427	3,338
Other	4,839	5,074
Merger related/consolidation	9,167	0
Total Operating Expenses	28,948	19,716
Income Before Income Taxes	7,148	14,156
Federal income taxes	3,259	4,528
Net Income	$3,889	$9,628

Net income per share:
Basic	$0.18	$0.45
Diluted	0.18	0.45
Diluted - operating income	0.51	0.45

Cash dividends per share	0.24	0.22

Average shares outstanding:
Basic	21,421	21,422
Diluted	21,468	21,505

Chemical Financial Corporation Announces First Quarter Operating Results

Financial Summary
Chemical Financial Corporation and Subsidiaries

	Three Months Ended March 31,
	2001	2000
Average Balances (thousands)
Total assets	$3,044,151	$2,941,999
Total earning assets	2,862,056	2,758,977
Total loans	1,855,018	1,705,312
Total deposits	2,458,811	2,406,898
Total shareholders' equity	350,500	332,425
Shareholders' equity/assets	11.5%	11.3%

At Period End (thousands)

Credit Quality Statistics
Nonaccrual loans	$6,954	$3,270
Loans 90 or more days past due
and still accruing	981	872
Restructured loans	0	22
Total nonperforming loans	7,935	4,164
Repossessed assets acquired (RAA)	1,018	415
Total nonperforming assets	8,953	4,579
Net loans charged off	24	130

Allowance for loan losses ratio	1.46%	1.53%
Allowance for loan losses as a
percent of nonperforming loans	344%	630%
Nonperforming loans as a
percent of total loans	0.42%	0.24%
Nonperforming assets as a
percent of total loans plus RAA	0.48%	0.27%
Net loans charged off as a
percent of average loans (annualized)	0.00%	0.03%

Performance Ratios (annualized)
Net interest margin (FTE)	4.27%	4.21%
Return on average assets	0.52%	1.32%
Return on average assets
- net operating income (1)	1.46%	1.32%
Return on average shareholders' equity	4.5%	11.6%
Return on average shareholders' equity
- net operating income (1)	12.7%	11.6%

Chemical Financial Corporation Announces First Quarter Operating Results

Selected Quarterly Information
Chemical Financial Corporation and Subsidiaries

	1st Qtr. 2001	4th Qtr. 2000	3rd Qtr. 2000	2nd Qtr. 2000	1st Qtr. 2000
Summary of Operations
(thousands)
Interest income	$53,552	$54,536	$53,867	$51,956	$50,220
Interest expense	24,073	25,594	25,141	23,185	22,035
Net interest income	29,479	28,942	28,726	28,771	28,185
Provision for loan losses	405	857	290	224	216
Net interest income after provision
for loan losses	29,074	28,085	28,436	28,547	27,969
Noninterest income	7,022	6,491	6,496	6,595	5,903
Noninterest expense before special charge	19,781	19,316	19,362	19,606	19,716
Special charge:
Before tax	9,167	-	-	-	-
After tax	7,076	-	-	-	-
Income taxes	3,259	5,079	5,051	5,063	4,528
Net income	3,889	10,181	10,519	10,473	9,628
Net operating income (1)	10,965	10,181	10,519	10,473	9,628

Per Common Share Data
Net income:
Basic	$0.18	$0.48	$0.49	$0.49	$0.45
Diluted	0.18	0.48	0.48	0.49	0.45
Diluted - net operating income (1)	0.51	0.48	0.48	0.49	0.45
Dividends	0.24	0.22	0.22	0.22	0.22
Book value	16.91	16.72	16.18	15.74	15.48

(1)

Net operating income is based on net income that excludes merger related and consolidation costs incurred in connection with the merger with Shoreline Financial Corporation and the Corporation's internal consolidation of nine of its eleven bank charters into two.